ARMOUR RESIDENTIAL REIT, INC.
ANNOUNCES EFFECTIVENESS OF REVERSE STOCK SPLIT

VERO BEACH, Fla. – July 31, 2015 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today announced the effectiveness of its previously disclosed one-for-eight reverse stock split. Beginning with the opening of trading on Monday, August 3, 2015, the Company’s common stock will trade on the NYSE on a reverse split-adjusted basis under the same symbol “ARR,” but with a new CUSIP of 042315 507. As a result of the reverse stock split, the number of outstanding shares of ARMOUR’s common stock was reduced from approximately 350,000,000 shares to approximately 43,750,000 shares. Concurrently, the number of shares of common stock that ARMOUR has authority to issue was reduced from 1,000,000,000 shares to 125,000,000 shares. After the reverse stock split, approximately 81,250,000 shares of common stock will remain available for future issuances. The par value of ARMOUR’s common stock will remain at $0.001 per share after the reverse stock split.
No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of ARMOUR’s common stock on the NYSE for the three consecutive trading days ending on July 31, 2015. Stockholders of record will receive information from Continental Stock Transfer & Trust Company, the Company’s transfer agent, regarding their stock ownership and, if applicable, cash in lieu of fractional share payments. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split.
About ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises, or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any

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ARMOUR Residential REIT, Inc. Announces Effectiveness of Reverse Stock Split

July 31, 2015

change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website at http://www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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